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                                                                  Exhibit 5.2

                     [Letterhead of Davis Wright & Tremaine LLP]



June 26, 1998




NEXTLINK Communications, Inc.

155 108th Avenue N.E., 8th Floor
Bellevue, Washington  98004
Ladies and Gentlemen:

We have acted as counsel to NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission on June 26, 1998 of a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), registering 4,000,000 shares of 6-1/2% Cumulative Convertible Preferred Stock (liquidation preference $50 per share) (the "Convertible Preferred Stock") and of the Class A Common Stock, par value $.02 per share (the "Class A Common Stock"), into which the Convertible Preferred Stock is convertible.

     We have examined the Registration Statement and the originals or copies of such other documents, certificates and records as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

     The law covered by opinions expressed herein is limited to the law of the State of Washington and the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that (i) the shares of Convertible Preferred Stock have been duly and validly authorized and are validly issued, fully



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paid and non-assessable and (ii) the shares of Class A Common Stock have been duly and validly authorized and reserved for issuance upon conversion of the Convertible Preferred Stock and, when issued will be duly and validly issued, fully paid and non-assessable.

     This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

     We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,


                              /s/ Davis Wright Tremaine LLP


0464681.01